EXHIBIT 99.1

PRESS RELEASE
NOBLE Noble Corporation announces new director appointment

SUGAR LAND, TEXAS, November 22, 2023 – Noble Corporation plc ("Noble" or the “Company”) (CSE: NOBLE, NYSE: NE) today announced that the Company's Board of Directors has appointed H. Keith Jennings to serve as a director. Mr. Jennings was also appointed as the chair of the Audit Committee.

Charles M. Sledge, Chairman, on behalf of the Board of Directors, commented, "We are pleased to welcome Keith as a great addition to Noble's Board of Directors. Keith is a seasoned executive with extensive financial experience, who will bring valuable insight and perspective to Noble’s board. We look forward to working with Keith.”

Mr. Jennings served as Executive Vice President and Chief Financial Officer of Weatherford International from September 2020 to August 2022, Executive Vice President and Chief Financial Officer of Calumet Specialty Products Partners from October 2019 to August 2020, Vice President, Finance of Eastman Chemical Company from 2018 to 2019, Vice President & Treasurer of Eastman Chemical Company from 2016 to 2018 and Vice President & Treasurer of Cameron International from 2009 to 2016. He currently serves on the board of 5E Advanced Materials, Inc. Mr. Jennings holds a Bachelor of Commerce from the University of Toronto and an MBA from Columbia University and is a Chartered Professional Accountant.

About Noble Corporation plc
Noble is a leading offshore drilling contractor for the oil and gas industry. The Company owns and operates one of the most modern, versatile, and technically advanced fleets in the offshore drilling industry. Noble and its predecessors have been engaged in the contract drilling of oil and gas wells since 1921. Noble performs, through its subsidiaries, contract drilling services with a fleet of offshore drilling units focused largely on ultra-deepwater and high specification jackup drilling opportunities in both established and emerging regions worldwide. For further information visit www.noblecorp.com or email investors@noblecorp.com.

Contact Noble Corporation plc
Ian Macpherson
Vice President - Investor Relations
+1 713-239-6507
imacpherson@noblecorp.com